Exhibit 99

Investor Relations Contact:	Media Contact:
Allison Masley	Jessica Paar
(617) 368-5152	(617) 368-5060

BOSTON BEER REPORTS

THIRD QUARTER 2018 RESULTS

BOSTON, MA (10/25/18) — The Boston Beer Company, Inc. (NYSE: SAM) reported third quarter 2018 net revenue of $306.9 million, an increase of $59.8 million or 24.2% from the third quarter of 2017, mainly due to an increase in shipments of 23.5%. Net income for the third quarter was $38.0 million, or $3.21 per diluted share, an increase of $4.3 million or $0.43 per diluted share from the third quarter of 2017. This increase was primarily due to increases in net revenue and lower income taxes that were partially offset by increased advertising, promotional and selling expenses and lower gross margins. The lower income taxes related to the Tax Cuts and Jobs Act of 2017 include a favorable one-time impact of $0.38 per diluted share.

Earnings per diluted share for the 39-week period ended September 29, 2018 were $5.96, an increase of $0.42 from the comparable 39-week period in 2017. Net revenue for the 39-week period ended September 29, 2018 was $770.4 million, an increase of $113.8 million, or 17.3%, from the comparable 39-week period in 2017.

In the third quarter and the 39-week period ended September 29, 2018, the Company recorded a tax benefit of $0.01 per diluted share and $0.34 per diluted share, respectively, resulting from the Accounting Standard “Employee Share-Based Payment Accounting” (“ASU 2016-09”), which was effective for the Company on January 1, 2017.

Highlights of this release include:

•	Depletions increased 18% and 13% from the comparable 13 and 39-week periods in 2017.

•	Full year 2018 depletions growth is now estimated to be between 12% and 15%, an increase from the previously communicated estimate of between 7% and 12%.

•

Gross margin was 51.2% for the third quarter, a decrease from 53.2% in the comparable 13-week period in 2017, and 51.3% for the 39-week period ending September 29, 2018, a decrease from 52.1% in the comparable 39-week period in 2017. The Company’s full year gross margin target is now between 50% and 52%, a decrease of the range from the previously communicated estimate of between 51% and 53%

•

Advertising, promotional and selling expense increased by $24.1 million, or 37.9%, in the third quarter over the comparable period in 2017 and increased $56.6 million, or 30.5%, from the comparable 39-week period in 2017.

•

Based on current spending and investment plans, full year 2018 Non-GAAP earnings per diluted share[1], which excludes the impact of ASU 2016-09, is now estimated at between $7.10 and $7.70, an increase and narrowing of the range from the previously communicated estimate of between $6.30 and $7.30.

Jim Koch, Chairman and Founder of the Company, commented, “Our depletions growth increased to 18% in the third quarter from 12% in the second quarter and 8% in the first quarter. We believe that the acceleration in our depletions growth is attributable to our key innovations, quality and strong brands, as well as sales execution and support from our distributors. During the quarter, we introduced a new Samuel Adams advertising campaign and continued to work hard on our Samuel Adams brand messaging, which communicates our artisanal care in the brewing of Samuel Adams Boston Lager. We plan to invest in this campaign in the coming months, with the goal of improving trends and returning Samuel Adams back to growth. We remain positive about the future of craft beer and are happy that our diversified brand portfolio continues to fuel double-digit growth. We are confident in our ability to innovate and build strong brands and we are planning to launch new brands in 2019 that complement our current portfolio and help support our mission of long-term profitable growth.”

Dave Burwick, the Company’s President and CEO stated, “Our depletions growth in the third quarter was the result of increases in our Truly Spiked & Sparkling, Twisted Tea and Angry Orchard brands that were only partially offset by decreases in our Samuel Adams brand. I’d like to note, however, that the Samuel Adams seasonal program has returned to growth this year. Meanwhile, Truly continues to grow beyond our expectations and is well positioned as a leader in the emerging segment of hard seltzer. Twisted Tea is growing both distribution and velocity, while generating consistent double-digit volume growth as new entrants have been introduced and competition has increased. Angry Orchard’s growth is led by Angry Orchard Rosé, which was introduced in early 2018. We believe that both Truly and Angry Orchard Rosé are attracting new drinkers to their categories from wine and spirits. Our plans for 2019 include investments in our new Samuel Adams advertising campaign and the second year of our successful 2018 innovations, which include Angry Orchard Rosé, Truly Berry Variety Pack, Truly Wild Berry, Sam’76 and Samuel Adams New England IPA. Overall, these five new innovations in 2018 are within the top product introductions in their combined categories. We’ve adjusted our expectations for 2018 full-year depletions growth and our earnings guidance to reflect our trends for the first nine months and our current view of the remainder of the year. We’ve provided our preliminary view of 2019 growth rates based on our plans, but these rates are difficult to predict and subject to reassessment. We’re in a very competitive business and we remain optimistic for continued long-term growth of our current brand portfolio and our innovations.”

[1]	See “Outlook” below for additional information regarding non-GAAP forward-looking measures used in this press release.

Mr. Burwick went on to say, “We’ll continue to focus on cost savings and efficiency projects to fund the investments needed to grow our brands and to build our organization’s ability to deliver against our goals. During the quarter, our operating expenses increased significantly, primarily due to the timing of our planned brand investments. Brand investment will decrease as planned for the remainder of the year, as we’re maintaining our annual spend guidance. We operated at record high capacity during peak weeks and increased our usage of third-party breweries during the quarter in response to the accelerated depletions growth, especially in slim can packages and cans in general. The growth has been challenging operationally, which has resulted in higher supply chain costs. Given the growth challenges and industry-wide headwinds of higher packaging costs and transportation costs, we’ve reduced our expectations for 2018 gross margins. While we’re achieving the expected cost savings, the corresponding margin benefits are more than offset by the incremental costs that we’re incurring to meet the significant growth in our key innovations. We expect to recoup most of the 2018 margin set back as we adjust our supply chain over the next couple of years. Hence, we’re maintaining our previously stated goal of increasing our gross margins by about one percentage point per year, before any mix or volume impacts, but likely will not see the full benefit until 2020. Further, we’re accelerating capacity and efficiency improvements at our breweries, which is reflected in our capital spend expectations for 2019. We remain prepared to forsake short term earnings as we invest to return to long-term profitable growth, commensurate with the opportunities that we see.”

3rd Quarter 2018 Summary of Results

Depletions increased 18% from the comparable 13-week period in 2017.

Shipment volume was approximately 1.3 million barrels, a 23.5% increase from the comparable 13-week period in 2017.

Shipments for the quarter increased at a higher rate than depletions and resulted in higher distributor inventory as of September 29, 2018 when compared to September 30, 2017. The Company believes distributor inventory as of September 29, 2018 was at an appropriate level based on inventory requirements to support the forecasted growth of brands and new innovations. Inventory at distributors participating in the Freshest Beer Program as of September 29, 2018 increased slightly in terms of days of inventory on hand when compared to September 30, 2017. The Company has approximately 77% of its volume on the Freshest Beer Program.

Gross margin at 51.2% represented a decrease from the 53.2% margin realized in the third quarter of 2017, primarily as a result of higher processing costs due to increased production at third party breweries and higher temporary labor at Company-owned breweries and higher packaging costs, partially offset by price increases, cost saving initiatives at Company-owned breweries and lower excise taxes.

Advertising, promotional and selling expenses increased $24.1 million from the comparable 13-week period in 2017, primarily due to increased planned investments in media advertising and local marketing, higher salaries and benefits costs, and increased freight to distributors due to higher rates and volumes, and less efficient truck utilization.

General and administrative expenses increased by $6.4 million from the comparable 13-week period in 2017, primarily due to increases in salaries and benefits and stock compensation costs.

The Company’s effective tax rate for the 13-week period ended September 29, 2018 decreased to 19.2% from 35.1% in the comparable 13-week period in 2017. This decrease was primarily due to the favorable impact of the Tax Cuts and Jobs Act of 2017, including a favorable one-time impact of $0.38 per diluted share due to tax accounting method changes reported in the current period.

Year to Date 2018 Summary of Results

Depletions increased 13% from the comparable 39-week period in 2017, reflecting increases in the Company’s Truly Spiked & Sparkling, Twisted Tea and Angry Orchard brands, partially offset by decreases in its Samuel Adams brand.

Shipment volume was approximately 3.3 million barrels, a 16.0% increase from the comparable 39-week period in 2017.

Gross margin at 51.3% represented a decrease from the 52.1% margin realized in the comparable 39-week period in 2017, primarily as a result of higher processing costs due to increased production at third party breweries and higher temporary labor at Company-owned breweries and higher packaging costs, partially offset by price increases, cost saving initiatives at Company-owned breweries and lower excise taxes.

Advertising, promotional and selling expenses increased $56.6 million from the comparable 39-week period in 2017, primarily due to increased planned investments in media advertising, local marketing, and point-of-sale, higher salary and benefit costs and increased freight to distributors due to higher rates and volumes and less efficient truck utilization.

General and administrative expenses increased by $11.6 million from the comparable 39-week period in 2017, primarily due to increases in salaries and benefits and stock compensation costs.

Impairment of long-lived assets decreased $1.0 million from the comparable 39-week period in 2017, primarily due to a decrease in write-downs of brewery equipment at the Company’s Pennsylvania and Cincinnati breweries.

The Company’s effective tax rate for the 39-week period ended September 29, 2018 decreased to 18.9% from 32.5% in the comparable 39-week period in 2017. This decrease was primarily due to the favorable impact of the Tax Cuts and Jobs Act of 2017 including a favorable one-time impact of $0.38 per diluted share due to tax accounting method changes reported in the current period.

The Company expects that its September 29, 2018 cash balance of $68.9 million, together with its future operating cash flows and its $150.0 million line of credit, will be sufficient to fund future cash requirements.

During the 39-week period ended September 29, 2018 and the period from September 30, 2018 through October 20, 2018, the Company repurchased approximately 350,000 shares of its Class A Common Stock for an aggregate purchase price of approximately $88.3 million. As of October 20, 2018, the Company had approximately $90.3 million remaining on the $931.0 million share buyback expenditure limit set by the Board of Directors.

Depletion estimates

Year-to-date depletions through the 42-week period ended October 20, 2018 are estimated by the Company to have increased approximately 13% from the comparable period in 2017.

2018 Outlook

The Company currently projects full year 2018 Non-GAAP earnings per diluted share of between $7.10 and $7.70. This Non-GAAP projection excludes the impact of ASU 2016-09. The Company’s actual 2018 earnings per share could vary significantly from the current projection. Underlying the Company’s current 2018 projection are the following full-year estimates and targets:

•	Depletions and shipments growth of between 12% and 15%.

•	Price increases per barrel of between 1% and 2%.

•	Gross margin of between 50% and 52%.

•

Increased investments in advertising, promotional and selling expenses of between $15 million and $25 million. This does not include any changes in freight costs for the shipment of products to the Company’s distributors.

•	Increased general and administrative expenses of between $10 million and $20 million due to organizational investments and stock compensation costs.

•

Non-GAAP effective tax rate of approximately 24%, which includes the favorable one-time impact of $0.38 per diluted share due to tax accounting method changes reported in the third quarter, but excludes the impact of ASU 2016-09.

•	Estimated capital spending of between $65 million and $75 million, most of which relates to continued investments in the Company’s breweries and taprooms.

2019 Outlook

The Company is completing its 2019 planning process and will provide further detailed guidance when the Company presents its full-year 2018 results. The Company is currently using the following preliminary assumptions and targets for its 2019 fiscal year:

•	Depletions and shipments percentage increase of high single digits to low double digits.

•	National price increases of between 0% and 3%.

•	Gross margin of between 51% and 53%. Increasing during the year due to progress on the capacity and cost initiatives.

•

Increased investment in advertising, promotional and selling expenses of between $25 million and $35 million. This does not include any changes in freight costs for the shipment of products to the Company’s distributors.

•	Non-GAAP effective tax rate of approximately 27%, excluding the impact of ASU 2016-09.

•	Estimated capital spending of between $100 million and $120 million, which could be significantly higher, if deemed necessary to meet future growth.

Non-GAAP effective tax rate and Non-GAAP earnings per diluted share are not defined terms under U.S. generally accepted accounting principles (“GAAP”). These Non-GAAP measures should not be considered in isolation or as a substitute for diluted earnings per share and effective tax rate data prepared in accordance with GAAP, and may not be comparable to calculations of similarly titled measures by other companies. The Company’s projection for its Non-GAAP effective tax rate and Non-GAAP earnings per diluted share exclude the impact of ASU 2016-09, which could be significant and will depend largely upon unpredictable future events outside the Company’s control, including the timing and value realized upon exercise of stock options versus the fair value of those options when granted. Therefore, because of the uncertainty and variability of the impact of ASU 2016-09, the Company is unable to provide, without unreasonable effort, a reconciliation of these Non-GAAP measures on a forward-looking basis.

About the Company

The Boston Beer Company, Inc. (NYSE: SAM) began in 1984 and today brews more than 60 styles of Samuel Adams beer. Our portfolio of brands also includes Angry Orchard Hard Cider, Twisted Tea and Truly Spiked & Sparkling, as well as several other craft beer brands brewed by A&S Brewing, our craft beer incubator. For more information, please visit our investor relations website at www.bostonbeer.com, which includes links to all of our respective brand websites.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the years ended December 30, 2017 and December 31, 2016. Copies of these documents may be found on the Company’s website, www.bostonbeer.com, or obtained by contacting the Company or the SEC.

Thursday, October 25, 2018

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

(unaudited)

	Thirteen weeks ended		Thirty-nine weeks ended
	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017
Barrels sold	1,338	1,084	3,328	2,869
Revenue	$326,852	264,146	$818,257	$701,247
Less excise taxes	19,982	17,099	47,830	44,575

Net revenue	306,870	247,047	770,427	656,672
Cost of goods sold	149,643	115,546	375,133	314,808

Gross profit	157,227	131,501	395,294	341,864
Operating expenses:
Advertising, promotional and selling expenses	87,765	63,647	241,796	185,232
General and administrative expenses	22,734	16,358	65,951	54,315
Impairment of assets	—	—	517	1,505

Total operating expenses	110,499	80,005	308,264	241,052

Operating income	46,728	51,496	87,030	100,812
Other income (expense), net:
Interest income, net	343	211	821	381
Other (expense) income, net	(51)	196	(539)	253

Total other income, net	292	407	282	634

Income before income tax provision	47,020	51,903	87,312	101,446
Income tax provision	9,013	18,220	16,460	32,927

Net income	$38,007	$33,683	$70,852	$68,519

Net income per common share—basic	$3.25	$2.82	$6.02	$5.60

Net income per common share—diluted	$3.21	$2.78	$5.96	$5.54

Weighted-average number of common shares—Class A basic	8,557	8,789	8,646	9,037

Weighted-average number of common shares—Class B basic	3,018	3,097	3,018	3,122

Weighted-average number of common shares—diluted	11,702	12,037	11,773	12,299

Net income	$38,007	$33,683	$70,852	$68,519

Other comprehensive income:
Foreign currency translation adjustment	(13)	(13)	4	(23)

Comprehensive income	$37,994	$33,670	$70,856	$68,496

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	September 29, 2018	December 30, 2017
Assets
Current Assets:
Cash and cash equivalents	$68,887	$65,637
Accounts receivable, net of allowance for doubtful accounts of $39 and $0 as of September 29, 2018 and December 30, 2017, respectively	52,812	33,749
Inventories	72,254	50,651
Prepaid expenses and other current assets	10,252	10,695
Income tax receivable	16,439	7,616

Total current assets	220,644	168,348
Property, plant and equipment, net	387,069	384,280
Other assets	12,308	13,313
Goodwill	3,683	3,683

Total assets	$623,704	$569,624

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$62,047	$38,141
Accrued expenses and other current liabilities	69,599	63,617

Total current liabilities	131,646	101,758
Deferred income taxes, net	47,637	34,819
Other liabilities	9,875	9,524

Total liabilities	189,158	146,101
Commitments and Contingencies
Stockholders' Equity:
Class A Common Stock, $.01 par value; 22,700,000 shares authorized; 8,475,037 and 8,603,152 issued and outstanding as of September 29, 2018 and December 30, 2017, respectively	85	86
Class B Common Stock, $.01 par value; 4,200,000 shares authorized; 3,017,983 and 3,017,983 issued and outstanding as of September 29, 2018 and December 30, 2017, respectively	30	30
Additional paid-in capital	402,056	372,590
Accumulated other comprehensive loss, net of tax	(1,503)	(1,288)
Retained earnings	33,878	52,105

Total stockholders' equity	434,546	423,523

Total liabilities and stockholders' equity	$623,704	$569,624

8

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASHFLOWS

(in thousands)

(unaudited)

	Thirty-nine weeks ended
	September 29, 2018	September 30, 2017
Cash flows provided by operating activities:
Net income	$70,852	$68,519
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	38,860	38,372
Impairment of assets	517	1,505
Loss on disposal of property, plant and equipment	45	571
Bad debt expense	39	170
Stock-based compensation expense	6,995	4,593
Deferred income taxes	12,818	(3,581)
Changes in operating assets and liabilities:
Accounts receivable	(20,412)	(6,658)
Inventories	(20,836)	(9,330)
Prepaid expenses, income tax receivable and other assets	(8,385)	2,852
Accounts payable	20,560	5,371
Accrued expenses and other current liabilities	6,309	6,244
Other liabilities	693	(390)

Net cash provided by operating activities	108,055	108,238

Cash flows used in investing activities:
Purchases of property, plant and equipment	(38,752)	(23,415)
Proceeds from disposal of property, plant and equipment	2	16
Cash paid for acquisition of intangible assets	5	—
Change in restricted cash	131	(4)

Net cash used in investing activities	(38,614)	(23,403)

Cash flows used in financing activities:
Repurchase of Class A Common Stock	(88,311)	(121,535)
Proceeds from exercise of stock options	21,528	15,159
Cash paid on note payable	(78)	(60)
Net proceeds from sale of investment shares	670	611

Net cash used in financing activities	(66,191)	(105,825)

Change in cash and cash equivalents	3,250	(20,990)
Cash and cash equivalents at beginning of year	65,637	91,035

Cash and cash equivalents at end of period	$68,887	$70,045

Supplemental disclosure of cash flow information:
Income taxes paid	$11,252	$22,408

Decrease in accounts receivable for ASU 2014-09 adoption	$(1,310)	$—

Income taxes refunded	$—	$2

Increase (Decrease) in accounts payable for purchase of property, plant and equipment	$3,346	$(3,763)

Copies of The Boston Beer Company's press releases, including quarterly financial results,

are available on the Internet at www.bostonbeer.com